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                                                                     EXHIBIT 5.2

                        [Letterhead of Latham & Watkins]

                                August 27, 1998

Health Care Property Investors, Inc.
4675 MacArthur Court, 9th Floor
Newport Beach, California  92660

          Re:  Health Care Property Investors, Inc.
               $150,000,000 Medium-Term Notes, Series D
               ----------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), and the issuance of up to an aggregate initial offering price of $150,000,000 Medium-Term Notes, Series D, due nine months or more from date of issue, having such terms and provisions as set forth in an officers' certificate dated August 27, 1998 delivered pursuant to Section 301 of the indenture dated as of September 1, 1993 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Notes"), pursuant to (i) a registration statement on Form S-3 under the 1933 Act, filed with the Securities and Exchange Commission (the "Commission") on June 18, 1998 (File No. 333-57163) and declared effective by the Commission on June 30, 1998 (the "Registration Statement"), (ii) a Prospectus dated August 27, 1998, as supplemented by the Prospectus Supplement dated August 27, 1998, filed with the Commission on August 27, 1998 pursuant to Rule 424(b) under the 1933 Act, and (iii) the distribution agreement dated as of August 27, 1998 among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC, BNY Capital Markets, Inc. and the Company (the "Distribution Agreement").

     In our capacity as your special counsel in connection with the Registration Statement, we are generally familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes.

     As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied exclusively upon oral or written statements and representations of officers and other representations of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as
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Health Care Property Investors, Inc.
August 27, 1998
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originals and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. We understand that various matters concerning the laws of the State of Maryland are addressed in an opinion of Ballard Spahr Andrews & Ingersoll, LLP separately provided to you, and we express no opinion with respect to those matters. In rendering the opinions set forth below, we have, with your permission, assumed that the Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland; that each of the Distribution Agreement, the Indenture and the Notes has been duly authorized, executed and delivered by the Company; and that none of the issuance and sale of the Notes by the Company, or the performance and compliance by the Company with the provisions of the Distribution Agreement, the Indenture or the Notes, or the consummation of the transactions contemplated thereby, will result in any violation of the provisions of the charter or bylaws of the Company.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes, when executed and authenticated in accordance with the terms of the Indenture and delivered pursuant to the provisions of the Distribution Agreement against payment of the consideration therefor, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     Our opinion is subject to the following exceptions, limitations and qualifications: (1) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors; (2) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in a proceeding in equity or at law); and (3) certain rights, remedies and waivers contained in the Indenture may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Notes invalid or unenforceable as a whole.

     To the extent that the obligations of the Company under the Notes may be dependent upon such matters, we assume for purposes of this opinion that the Trustee has complied with any applicable requirement to file returns and pay taxes under the laws of the State of California; that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has
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Health Care Property Investors, Inc.
August 27, 1998
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been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and will be duly qualified under the Trust Indenture Act; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that the Notes will be paid for in accordance with the terms of the Distribution Agreement, and will be duly authenticated by the Trustee in accordance with the Indenture and the Officers' Certificate (as defined in the Indenture).

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                              Very truly yours,

                              /s/ Latham & Watkins